Exhibit 99.1

ITG Releases March 2017 U.S. Trading Volume

NEW YORK, April 10, 2017 — ITG (NYSE: ITG), a leading independent broker and financial technology provider, today announced that March 2017 U.S. trading volume was 3.7 billion shares and average daily volume (ADV) was 159 million shares, compared to 2.9 billion shares and ADV of 154 million shares in February 2017 and 3.5 billion shares and ADV of 159 million shares in March 2016. There were 23 trading days in March 2017, 19 trading days in February 2017 and 22 trading days in March 2016.

ITG U.S. Trading Activity

In addition to overall U.S. trading volumes, ITG also provides a monthly summary of average daily volume (double-counted) and average trade size for the POSIT ® crossing network and POSIT Alert.

	# of Trade Days	Total U.S. Volume	Average U.S. Daily Volume	Average POSIT Daily Volume	Average POSIT Trade Size	Average POSIT Alert Daily Volume	POSIT Alert Average Trade Size	POSIT Alert Avg. Trade Size Ex- Algos*

March 2017	23	3,654,331,370	158,883,973	62,952,961	259	13,310,565	23,708	37,761

YTD 2017	62	9,355,930,178	150,902,100	62,760,512	276	15,210,260	24,124	38,675

*Excluding shares crossed through POSIT Alert from ITG algorithms

During March 2017 there was a continued high percentage of volume from lower-rate sell-side clients, as well as increased trading activity from index clients associated with rebalance events, resulting in a decline in overall average revenue per share as compared to both February 2017 and the fourth quarter of 2016.

International Trading Activity

The average daily trading commissions in March 2017 in ITG’s Canadian, European and Asia Pacific businesses were up approximately 7% in U.S. dollar terms on a combined basis as compared to the fourth quarter of 2016.

These statistics are preliminary and may be revised in subsequent updates and public filings. Volume statistics are posted on the investor relations section of ITG’s website, investor.itg.com and are available via a downloadable spreadsheet file.

About ITG

Investment Technology Group (NYSE: ITG) is a global financial technology company that helps leading brokers and asset managers improve returns for investors around the world. We empower traders to reduce the end-to-end cost of implementing investments via technology-enabled liquidity, execution, analytics and workflow solutions. ITG has offices in Asia Pacific, Europe and North America and offers execution services in more than 50 countries. Please visit www.itg.com for more information.

ITG Media/Investor Contact:

J.T. Farley

(212) 444-6259

corpcomm@itg.com

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